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                                                                   Exhibit 23(a)

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Media Metrix, Inc. Stock Option Plan, Media Metrix, Inc. 1998 Equity Incentive Plan, Amended and Restated Stock Option Agreement with Mary Ann Packo and Amended and Restated Stock Option Agreement with Steve Coffey of Media Metrix, Inc. of our report dated February 22, 1999, except for the first paragraph of Note 1 - Organization as to which the date is May 5, 1999, with respect to the financial statements of Media Metrix, Inc. included in its prospectus (dated May 7, 1999) for the registration of 3,000,000 shares of its common stock, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP


New York, New York
June 18, 1999